Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	August 2, 2018

TELEFLEX REPORTS SECOND QUARTER 2018 RESULTS
Second Quarter Revenues of $609.9 million, up 15.4% Versus Prior Year Period; up 12.4% on Constant Currency Basis
Second Quarter GAAP EPS of ($0.06), down 103.6% Over the Prior Year Period
Second Quarter Adjusted EPS of $2.47, up 21.1% Versus Prior Year Period
Lowered 2018 Guidance Range for GAAP Revenue Growth from a range of between 15% and 16% to a range of between 14% and 15%
Reaffirmed 2018 Guidance Range for Constant Currency Revenue Growth of between 12% and 13%
Lowered 2018 Guidance for GAAP EPS from a range of between $5.45 and $5.55 to a range of between $4.60 and $4.70
Reaffirmed 2018 Guidance Range for Adjusted EPS of between $9.70 and $9.90

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended July 1, 2018.

Second quarter 2018 net revenues were $609.9 million, an increase of 15.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 12.4% over the year ago period.

Second quarter 2018 GAAP loss per share from continuing operations was ($0.06), as compared to diluted earnings per share of $1.67 in the prior year period. The decrease in GAAP earnings per share from continuing operations is due to $57.8 million of restructuring, restructuring related and impairment charges, which primarily related to the Company's 2018 footprint realignment plan, and $25.7 million of contingent consideration expense. Second quarter 2018 adjusted diluted earnings per share from continuing operations increased 21.1% to $2.47, compared to $2.04 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “While Teleflex's constant currency revenue growth during the second quarter fell short of our expectations, this was primarily due to the timing of orders received from distributors, as well as certain product constraints associated with key suppliers. However, we were still able to achieve adjusted earnings per share of $2.47, which is an increase of 21.1%. In addition, I am pleased to report that in the recent weeks, orders and revenue rebounded, and therefore, we continue to estimate that full year constant currency revenue growth will be between 12% and 13%.”

Added Mr. Kelly, “We continued to see strong performance from NeoTract, which generated approximately $48 million in revenue during the second quarter, representing growth of approximately 58%. Urolift continues to generate strong physician adoption, and its second quarter revenues, inclusion in the AUA Guidelines and continued expansion of published clinical evidence give us increased confidence in its short and long-term growth trajectory, and as such, we are raising our revenue expectations for NeoTract as we now believe it will grow approximately 50% over 2017 levels."

In closing, Mr. Kelly stated, “Notwithstanding recent volatility in foreign currency exchange rates, I am pleased to report that we are maintaining our previously provided full year adjusted diluted earnings per share guidance range of between $9.70 and $9.90.”

SECOND QUARTER AND SIX MONTH NET REVENUE BY SEGMENT

The following tables provide information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three and six months ended July 1, 2018 and July 2, 2017 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended July 1, 2018 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	July 1, 2018	July 2, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$80.1	$78.8	1.6%	0.2%	1.4%
Interventional North America	65.0	58.3	11.3%	0.0%	11.3%
Anesthesia North America	50.5	49.1	2.9%	0.2%	2.7%
Surgical North America	40.7	44.7	(9.0)%	0.2%	(9.2)%
EMEA	153.4	138.5	10.8%	8.0%	2.8%
Asia	72.4	66.0	9.7%	3.8%	5.9%
OEM	52.6	45.1	16.5%	1.6%	14.9%
All Other	95.2	48.1	98.0%	(0.6)%	98.6%
Total	$609.9	$528.6	15.4%	3.0%	12.4%

	Six Months Ended		% Increase / (Decrease)
	July 1, 2018	July 2, 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$163.1	$157.8	3.4%	0.3%	3.1%
Interventional North America	125.2	98.2	27.3%	0.0%	27.3%
Anesthesia North America	101.1	97.3	3.9%	0.2%	3.7%
Surgical North America	81.4	90.7	(10.2)%	0.3%	(10.5)%
EMEA	313.3	272.0	15.2%	11.5%	3.7%
Asia	130.6	116.2	12.5%	5.2%	7.3%
OEM	98.4	88.5	11.3%	2.3%	9.0%
All Other	184.0	95.8	92.1%	0.3%	91.8%
Total	$1,197.1	$1,016.5	17.8%	4.3%	13.5%

Vascular North America second quarter 2018 net revenues were $80.1 million, an increase of 1.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 1.4% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales partially offset by a decrease in sales volumes of existing products, despite the favorable impact of one additional shipping day in the second quarter of 2018.

Interventional North America second quarter 2018 net revenues were $65.0 million, an increase of 11.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 11.3% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales, reflecting, in part, the favorable impact of one additional shipping day in the second quarter of 2018.

Anesthesia North America second quarter 2018 net revenues were $50.5 million, an increase of 2.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 2.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales and an increase in sales volumes of existing products, reflecting, in part, the favorable impact of one additional shipping day in the second quarter of 2018. The increase in constant currency revenue was partially offset by price decreases.

Surgical North America second quarter 2018 net revenues were $40.7 million, a decrease of 9.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues decreased 9.2% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, despite the favorable impact of one additional shipping day in the second quarter of 2018.

EMEA second quarter 2018 net revenues were $153.4 million, an increase of 10.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 2.8% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by price increases. The increase in constant currency revenue was partially offset by a decline in sales volumes of existing products, despite the favorable impact of one additional shipping day in the second quarter of 2018.

Asia second quarter 2018 net revenues were $72.4 million, an increase of 9.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 5.9%. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and an increase in new product sales.

OEM second quarter 2018 net revenues were $52.6 million, an increase of 16.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 14.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products, reflecting, in part, the favorable impact of one additional shipping day in the second quarter of 2018.

All Other second quarter 2018 net revenues were $95.2 million, an increase of 98.0% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2018 net revenues increased 98.6% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by NeoTract.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first six months of 2018 totaled $106.9 million compared to $72.3 million for the prior year period.

Cash and cash equivalents at July 1, 2018 were $346.3 million compared to $333.6 million at December 31, 2017.

Net accounts receivable at July 1, 2018 were $359.1 million compared to $345.9 million at December 31, 2017.

Net inventories at July 1, 2018 were $405.4 million compared to $395.7 million at December 31, 2017.

2018 OUTLOOK

The Company lowered its full year 2018 GAAP revenue growth guidance range from a range of between 15% and 16% to a range of between 14% and 15%. The Company's previous 2018 GAAP revenue growth guidance range reflected an anticipated 3% favorable impact of foreign currency exchange rate fluctuations, while the Company's revised 2018 GAAP revenue growth guidance range reflects an anticipated 2% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company reaffirmed its full year 2018 guidance range of between 12% and 13% over the prior year.

The Company lowered its full year 2018 GAAP diluted earnings per share from continuing operations guidance from a range of between $5.45 and $5.55 to a range of between $4.60 and $4.70, reflecting the impact of additional restructuring and contingent consideration expenses. The Company reaffirmed its full year 2018 adjusted diluted earnings per share from continuing operations guidance range of between $9.70 and $9.90, reflecting our expectation of an approximately 5% positive impact from foreign currency exchange rate fluctuations.

Forecasted 2018 Constant Currency Revenue Growth Reconciliation

	Low	High

2018 GAAP revenue growth	14%	15%

Estimated impact of foreign currency exchange rate fluctuations	(2)%	(2)%

2018 constant currency revenue growth	12%	13%

Forecasted 2018 Adjusted Earnings Per Share Reconciliation

	Low	High

GAAP diluted earnings per share attributable to common shareholders	$4.60	$4.70

Restructuring, restructuring related and impairment items, net of tax	$1.57	$1.60

Acquisition, integration and divestiture related items, net of tax	$0.96	$0.98

Other items, net of tax	$0.05	$0.07

Intangible amortization expense, net of tax	$2.52	$2.55

Adjusted diluted earnings per share	$9.70	$9.90

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 7, 2018 at 11:00pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 4890067.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold commercially within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical adjusted diluted earnings per share to historical GAAP diluted earnings per share are set forth below. Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Second Quarter Net Revenue by Segment”. Tables reconciling forecasted 2018 constant currency revenue growth and forecasted 2018 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures, forecasted 2018 revenue growth and forecasted 2018 diluted earnings per share available to common stockholders, are set forth above under “2018 Outlook.”

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) other items identified in note (C) to each of the reconciliation tables for quarters ended July 1, 2018 and July 2, 2017, and for the six months ended July 1, 2018 and July 2, 2017, respectively, set forth below; (iv) amortization of debt discount on convertible notes; (v) intangible amortization expense; (vi) loss on extinguishment of debt and (vii) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share for the 2017 period gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - July 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$265.1	$229.9	$26.0	$55.4	—	$26.5	$9.6	$2.6)	$0.06)	45,581
Adjustments
Restructuring, restructuring related and impairment items (A)	3.6	—	0.1	55.4	—	—	1.1	57.8	$1.24	—
Acquisition, integration and divestiture related items (B)	0.4	26.9	0.2	—	—	—	(0.2)	27.6	$0.59	—
Other items (C)	(0.4)	2.1	—	—	—	—	(0.0)	1.7	$0.04	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	37.1	0.1	—	—	—	6.7	30.5	$0.65	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	—	(0.4)	0.4	$0.01	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	—
Anti-dilutive effect on EPS (I)	—	—	—	—	—	—	—	—	$0.00	1,219
Adjusted basis	$261.5	$163.9	$25.7	—	—	$26.5	$16.8	$115.5	$2.47	46,800

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - July 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$238.3	$158.9	$20.3	$0.9	$0.0	$19.7	$12.1	$78.4	$1.67	46,818
Adjustments
Restructuring, restructuring related and impairment items (A)	2.4	0.3	0.3	0.9	—	—	1.7	2.3	$0.05	—
Acquisition, integration and divestiture related items (B)	2.6	(0.2)	—	—	—	—	0.8	1.5	$0.03	—
Other items (C)	—	(6.3)	—	—	—	—	(2.4)	(3.9)	$0.08)	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.4	0.1	0.2	$0.01	—
Intangible amortization expense (E)	—	22.5	0.1	—	—	—	6.5	16.1	$0.34	—
Loss on extinguishment of debt (F)	—	—	—	—	0.0	—	0.0	0.0	$0.00	—
Tax adjustments (G)	—	—	—	—	—	—	—	—	—	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.02	(501)
Adjusted basis	$233.3	$142.7	$19.8	—	—	$19.4	$18.8	$94.6	$2.04	46,317

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the three months ended July 1, 2018 and July 2, 2017, pre-tax restructuring related charges were $3.6 million and $3.0 million, respectively. For the three months ended July 1, 2018 and July 2, 2017, pre-tax impairment charges were $1.9 million and $0 million, respectively.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the three months ended July 1, 2018, the majority of these charges were related to contingent consideration liabilities and our acquisition of NeoTract. For the three months ended July 2, 2017, the majority of these charges were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. There were no divestiture related activities for the periods presented.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the three months ended July 1, 2018, these items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in the organizational structure (with, pursuant to tax law, retroactive impact back to 2017), and as a result of which we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period. We will continue to evaluate the TCJA over the next several months, which may result in further adjustments. For the three months ended July 2, 2017, other items included income associated with a litigation settlement.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.
(I) We recorded a GAAP net loss in the second quarter 2018. Because any increase in the weighted average number of shares would decrease the loss per share and would therefore be antidilutive, the same weighted average number of shares was utilized to calculate both GAAP loss per share and GAAP diluted loss per share. However, on an adjusted basis, we realized net income. Therefore, in calculating adjusted earnings per share, we increased the weighted average number of shares outstanding to include dilutive securities.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Six Months Ended - July 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$521.0	$445.3	$52.0	$58.4	—	$52.1	$15.8	$52.4	$1.12	46,771
Adjustments
Restructuring, restructuring related and impairment items (A)	5.5	0.1	0.1	58.4	—	—	1.8	62.3	$1.33	—
Acquisition, integration and divestiture related items (B)	0.7	38.4	0.4	—	—	—	0.4	39.1	$0.84	—
Other items (C)	(1.3)	2.2	—	—	—	—	(0.1)	1.0	$0.02	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	74.8	0.2	—	—	—	14.2	60.8	$1.30	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	—	(0.6)	0.6	$0.01	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	—
Adjusted basis	$516.2	$329.8	$51.3	—	—	$52.1	$31.5	$216.1	$4.62	46,771

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Six Months Ended - July 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$470.7	$322.9	$38.1	$13.8	$5.6	$37.3	$9.4	$118.7	$2.54	46,716
Adjustments
Restructuring, restructuring related and impairment items (A)	6.1	0.4	0.6	13.8	—	—	6.1	14.8	$0.32	—
Acquisition, integration and divestiture related items (B)	10.4	9.1	—	—	—	2.1	7.1	14.5	$0.31	—
Other items (C)	—	(6.1)	—	—	—	—	(2.3)	(3.8)	$0.08)	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.8	0.3	0.5	$0.01	—
Intangible amortization expense (E)	—	41.2	0.2	—	—	—	11.6	29.8	$0.64	—
Loss on extinguishment of debt (F)	—	—	—	—	5.6	—	2.0	3.5	$0.08	—
Tax adjustments (G)	—	—	—	—	—	—	0.5	(0.5)	$0.01)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.04	(489)
Adjusted basis	$454.1	$278.4	$37.3	—	—	$34.5	$34.7	$177.5	$3.84	46,227

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the six months ended July 1, 2018 and July 2, 2017, pre-tax restructuring related charges were $5.7 million and $7.1 million, respectively. For the six months ended July 1, 2018 and July 2, 2017, pre-tax impairment charges were $1.9 million and $0 million, respectively.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the six months ended July 1, 2018, the majority of these charges were related to contingent consideration liabilities and our acquisitions of Vascular Solutions and NeoTract. For the six months ended July 2, 2017, the majority of these charges were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. There were no divestiture related activities for the periods presented.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the six months ended July 1, 2018, these items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. In addition, these items included a charge we incurred as a result of our continuing evaluation of the impact of the Tax Cuts and Jobs Act ("TCJA") on our consolidated operations. During the second quarter of 2018, we identified provisions of the TCJA that could have adverse consequences due to our organization structure. We implemented certain changes in the organizational structure (with, pursuant to tax law, retroactive impact back to 2017), and as a result of which we incurred a $1.9 million net worth tax in a foreign jurisdiction with respect to the 2017 tax year. Because the decision to make the change resulting in the net worth tax occurred in the second quarter of 2018, and as permitted under GAAP, we recorded the net worth tax charge in 2018, and the adjustment eliminating the charge is included in the table above among "Other Items" for the 2018 period. We will continue to evaluate the TCJA over the next several months, which may result in further adjustments. For the six months ended July 2, 2017, other items included income associated with a litigation settlement.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the

Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2018 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
	(Dollars and shares in thousands, except per share)
Net revenues	$609,866	$528,613	$1,197,096	$1,016,494
Cost of goods sold	265,088	238,329	521,048	470,650
Gross profit	344,778	290,284	676,048	545,844
Selling, general and administrative expenses	229,917	158,934	445,254	322,903
Research and development expenses	26,018	20,278	52,045	38,105
Restructuring and impairment charges	55,353	870	58,416	13,815
Income from continuing operations before interest, loss on extinguishment of debt and taxes	33,490	110,202	120,333	171,021
Interest expense	26,649	19,894	52,592	37,620
Interest income	(183)	(161)	(456)	(330)
Loss on extinguishment of debt	—	11	—	5,593
Income from continuing operations before taxes	7,024	90,458	68,197	128,138
Taxes on income from continuing operations	9,576	12,095	15,818	9,426
Income (loss) from continuing operations	(2,552)	78,363	52,379	118,712
Operating income (loss) from discontinued operations	94	(566)	1,329	(848)
Tax (benefit) on income (loss) from discontinued operations	38	(206)	20	(309)
Income (loss) from discontinued operations	56	(360)	1,309	(539)
Net (loss) income	$(2,496)	$78,003	$53,688	$118,173
Earnings per share:
Basic:
Income (loss) from continuing operations	$(0.06)	$1.74	$1.15	$2.64
Income (loss) from discontinued operations	0.01	(0.01)	0.03	(0.01)
Net income (loss)	$(0.05)	$1.73	$1.18	$2.63
Diluted:
Income (loss) from continuing operations	$(0.06)	$1.67	$1.12	$2.54
Income (loss) from discontinued operations	0.01	—	0.03	(0.01)
Net income (loss)	$(0.05)	$1.67	$1.15	$2.53
Dividends per share	$0.34	$0.34	$0.68	$0.68
Weighted average common shares outstanding
Basic	45,581	44,996	45,455	44,945
Diluted	45,581	46,818	46,771	46,716

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 1, 2018	December 31, 2017
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$346,304	$333,558
Accounts receivable, net	359,119	345,875
Inventories, net	405,428	395,744
Prepaid expenses and other current assets	52,105	47,882
Prepaid taxes	19,084	5,748
Assets held for sale	3,239	—
Total current assets	1,185,279	1,128,807
Property, plant and equipment, net	410,979	382,999
Goodwill	2,220,888	2,235,592
Intangible assets, net	2,306,204	2,383,748
Deferred tax assets	2,386	3,810
Other assets	49,585	46,536
Total assets	$6,175,321	$6,181,492
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$86,875	$86,625
Accounts payable	94,834	92,027
Accrued expenses	104,340	96,853
Current portion of contingent consideration	110,454	74,224
Payroll and benefit-related liabilities	89,669	107,415
Accrued interest	6,771	6,165
Income taxes payable	5,597	11,514
Other current liabilities	37,905	9,053
Total current liabilities	536,445	483,876
Long-term borrowings	2,145,468	2,162,927
Deferred tax liabilities	596,434	603,676
Pension and postretirement benefit liabilities	113,083	121,410
Noncurrent liability for uncertain tax positions	12,765	12,296
Noncurrent contingent consideration	132,205	197,912
Other liabilities	204,940	168,864
Total liabilities	3,741,340	3,750,961
Commitments and contingencies
Total shareholders' equity	2,433,981	2,430,531
Total liabilities and shareholders' equity	$6,175,321	$6,181,492

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	July 1, 2018	July 2, 2017
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$53,688	$118,173
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(1,309)	539
Depreciation expense	29,527	28,084
Amortization expense of intangible assets	75,008	41,375
Amortization expense of deferred financing costs and debt discount	2,368	2,825
Loss on extinguishment of debt	—	5,593
Fair value step up of acquired inventory sold	—	10,442
Changes in contingent consideration	34,618	(237)
Impairment of long-lived assets	1,865	—
Stock-based compensation	10,737	9,534
Deferred income taxes, net	4,821	(8,779)
Other	(3,669)	(3,300)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(15,886)	5,071
Inventories	(15,017)	(12,187)
Prepaid expenses and other current assets	(3,611)	4
Accounts payable, accrued expenses and other liabilities	38,112	6,541
Income taxes receivable and payable, net	(29,668)	(5,988)
Net cash provided by operating activities from continuing operations	181,584	197,690
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(38,004)	(36,833)
Proceeds from sale of assets	—	6,332
Payments for businesses and intangibles acquired, net of cash acquired	(22,450)	(993,459)
Net cash used in investing activities from continuing operations	(60,454)	(1,023,960)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	1,194,500
Reduction in borrowings	(18,500)	(228,273)
Debt extinguishment, issuance and amendment fees	(188)	(19,114)
Net proceeds from share based compensation plans and the related tax impacts	9,800	1,305
Payments for contingent consideration	(62,574)	(153)
Dividends paid	(30,938)	(30,590)
Net cash provided by (used in) financing activities from continuing operations	(102,400)	917,675
Cash flows from discontinued operations:
Net cash used in operating activities	(464)	(961)
Net cash used in discontinued operations	(464)	(961)
Effect of exchange rate changes on cash and cash equivalents	(5,520)	41,981
Net increase in cash and cash equivalents	12,746	132,425
Cash and cash equivalents at the beginning of the period	333,558	543,789
Cash and cash equivalents at the end of the period	$346,304	$676,214

Non cash investing activities of continuing operations:
Property, plant and equipment additions due to build-to-suit lease transaction	$28,147	$—

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$—	$983
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$36,877	$19,361